Exhibit 99.1

QuickLogic Reports First Quarter Fiscal 2022 Financial Results

San Jose, Calif. – May 17, 2022 - QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”), a developer of ultra-low power multi-core voice enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced its financial results for the first fiscal quarter of fiscal 2022, ended April 3, 2022.

Recent Highlights

●	First Quarter Fiscal 2022 revenue increased 83% from the same quarter a year ago.
●	Announced two new eFPGA contracts totaling approximately $2.5 million.
●	Teamed with SkyWater Technology to make rad-hard eFPGA IP for SkyWater RH90 process for mission critical and/or applications used in environmentally demanding environments.
●

Introduced the first customer-defined eFPGA block targeting the GlobalFoundries 22FDX® process,  and delivered first customer-defined eFPGA block targeting TSMC's 22nm process, both generated via QuickLogic’s Australis™ IP Generator tool.

●	Appointed industry veteran Owen Bateman to Vice President of Worldwide Sales.
●

SensiML has added support for Silicon Labs MG24 and BG24 Series 2 Bluetooth® Wireless SoCs to quickly create sophisticated, low power intelligent IoT endpoints, and now supports AI/ML development for a tiny form factor board, which features Bosch Sensortec sensors.

Fiscal 2022 First Quarter Financial Results

Total revenue for the first quarter of 2022 was $4.1 million, an increase of 11% compared with the fourth quarter of 2021, and an increase of 83% compared with the first quarter of 2021. New product revenue was approximately $3.5 million in the first quarter of 2022 an increase of 29% compared with the fourth quarter of 2021, and an increase of 221% compared with the first quarter of 2021. The increases were primarily due to higher revenue from our eFPGA IP license and smart connectivity and display product revenue. Mature product revenue was $0.6 million in the first quarter of 2022, down 38% compared with the fourth quarter of 2021, and down 45% compared with the first quarter of 2021.  COVID related softness in the served markets continues to limit mature product revenue performance.

First quarter 2022 GAAP gross margin was 60.1%, compared with 56.1% in the fourth quarter of 2021, and 51.1% in the first quarter of 2021.

First quarter 2022 non-GAAP gross margin was 61.5%, compared with 60.1% in the fourth quarter of 2021, and 52.7% in the first quarter of 2021.

First quarter 2022 GAAP operating expenses were $3.5 million, compared with $3.7 million in the fourth quarter of 2021, and $3.8 million in the first quarter of 2021.

First quarter 2022 non-GAAP operating expenses were $3.1 million, compared with $2.7 million in the fourth quarter of 2021, and from $3.5 million in the first quarter of 2021.

First quarter 2022 GAAP net loss was $1.2 million, or $0.10 per share (basic and diluted), compared with a net loss of $1.6 million, or $0.13 per share (basic and diluted), in the fourth quarter of 2021, and a net loss of $1.7 million, or $0.15 per share (basic and diluted), in the first quarter of 2021.

First quarter 2022 non-GAAP net loss was $0.8 million, or $0.06 per share (basic and diluted), compared with a net loss of $0.5 million, or $0.04 per share (basic and diluted), in the fourth quarter of 2021 and a net loss of $1.3 million, or $0.12 per share (basic and diluted), in the first quarter of 2021.

Conference Call

QuickLogic will hold a conference call at 2:30 p.m. Pacific Time / 5:30 p.m. Eastern Time today, May 17, 2022, to discuss its current financial results. The conference call will be webcast at QuickLogic’s IR Site Events Page at https://ir.quicklogic.com/ir-calendar. To join the live conference, you may dial (877) 407-0792 and international participants should dial (201) 689-8263 by 2:20 p.m. Pacific Time. No Passcode is needed to join the conference call. A recording of the call will be available starting approximately one hour after completion. To access the recording, please call (412) 317-6671 and reference the passcode 13729362.

The call recording, which can be accessed by phone, will be archived through May 24, 2022, and the webcast will be available for 12 months on the Company's website.

About QuickLogic

QuickLogic is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include an embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from the Company’s wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across the multitude of mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT applications. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

QuickLogic uses its website (www.quicklogic.com), the company blog (https://www.quicklogic.com/blog/), corporate Twitter account (@QuickLogic_Corp), Facebook page (https://www.facebook.com/QuickLogic), and LinkedIn page (https://www.linkedin.com/company/13512/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and QuickLogic may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the Company’s website and its social media accounts in addition to following the Company’s press releases, SEC filings, public conference calls, and webcasts.

Non-GAAP Financial Measures

QuickLogic reports financial information in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP, but believes that non-GAAP financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the Company excludes certain charges related to stock-based compensation, restructuring, the effect of the write-off of long-lived assets and the tax effect on other comprehensive income in calculating non-GAAP (i) loss from operations, (ii) net loss, (iii) net loss per share, and (iv) gross margin percentage. The Company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the Company analyzes its operating results and to provide consistency and comparability with similar companies in the Company’s industry.

Management uses the non-GAAP measures, which exclude gains, losses and other charges that are considered by management to be outside of the Company’s core operating results, internally to evaluate its operating performance against results in prior periods and its operating plans and forecasts. In addition, the non-GAAP measures are used to plan for the Company’s future periods and serve as a basis for the allocation of the Company's resources, management of operations and the measurement of profit-dependent cash and equity compensation paid to employees and executive officers.

Investors should note, however, that the non-GAAP financial measures used by QuickLogic may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. QuickLogic does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with U.S. GAAP. A reconciliation of U.S. GAAP financial measures to non-GAAP financial measures is included in the financial statements portion of this press release. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of non-GAAP financial measures with their most directly comparable U.S. GAAP financial measures.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, expectations regarding our future business, and actual results may differ due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition by competitors; our ability to hire and retain qualified personnel; our ability to capitalize on synergies with our newly acquired subsidiary SensiML Corporation; changes in product demand or supply; general economic conditions; political events, international trade disputes, natural disasters and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; the unpredictable and ongoing impact of the COVID-19 pandemic; and changes in tax rates and exposure to additional tax liabilities. These and other potential factors and uncertainties that could cause actual results to differ materially from the results contemplated or implied are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/, and on the SEC website at www.sec.gov. In addition, please note that the date of this press release is May 17, 2022, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

QuickLogic and logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Company Contact

Elias Nader

Chief Financial Officer

(408) 990-4000

ir@quicklogic.com

IR Contact

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@quicklogic.com

CODE: QUIK-E

-Tables Follow –

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 3, 2022	April 4, 2021	January 2, 2022
Revenue	$4,096	$2,240	$3,705
Cost of revenue	1,635	1,096	1,628
Gross profit	2,461	1,144	2,077
Operating expenses:
Research and development	1,333	1,887	1,581
Selling, general and administrative	2,137	1,947	2,081
Total operating expense	3,470	3,834	3,662
Loss from operations	(1,009)	(2,690)	(1,585)
Interest expense	(33)	(32)	(31)
Gain on forgiveness of debt	—	1,192	—
Interest and other income, net	(123)	(7)	16
Loss before income taxes	(1,165)	(1,537)	(1,600)
(Benefit from) provision for income taxes	(1)	152	(17)
Net loss	$(1,164)	$(1,689)	$(1,583)
Net loss per share:
Basic and Diluted	$(0.10)	$(0.15)	$(0.13)
Weighted average shares:
Basic and Diluted	12,126	11,264	11,817

Note: Net loss equals to comprehensive loss for all periods presented.

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	April 3, 2022	January 2, 2022
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$20,140	$19,605
Accounts receivable, net	1,581	1,294
Inventories	2,292	2,078
Other current assets	1,119	1,181
Total current assets	25,132	24,158
Property and equipment, net	499	499
Capitalized internal-use software, net	1,291	1,241
Right of use assets	1,336	1,529
Intangible assets, net	725	752
Investment In Non-Affiliate	300	300
Goodwill	185	185
Other assets	306	309
TOTAL ASSETS	$29,774	$28,973
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$15,000	$15,000
Trade payables	1,332	934
Accrued liabilities	1,963	1,665
Deferred revenue	67	455
Lease liabilities, current	762	819
Total current liabilities	19,124	18,873
Long-term liabilities:
Lease liabilities, non-current	615	744
Other long-term liabilities	125	147
Total liabilities	19,864	19,764
Stockholders’ equity:
Common stock, par value	12	12
Additional paid-in capital	312,087	310,222
Accumulated deficit	(302,189)	(301,025)
Total stockholders’ equity	9,910	9,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,774	$28,973

QUICKLOGIC CORPORATION

SUPPLEMENTAL RECONCILIATIONS OF US GAAP AND NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended
	April 3, 2022	April 4, 2021	January 2, 2022
US GAAP loss from operations	$(1,009)	$(2,690)	$(1,585)
Adjustment for stock-based compensation within:
Cost of revenue	56	36	150
Research and development	85	157	322
Selling, general and administrative	242	175	599
Non-GAAP loss from operations	$(626)	$(2,322)	$(514)
US GAAP net loss	$(1,164)	$(1,689)	$(1,583)
Adjustment for stock-based compensation within:
Cost of revenue	56	36	150
Research and development	85	157	322
Selling, general and administrative	242	175	599
Non-GAAP net loss	$(781)	$(1,321)	$(512)
US GAAP net loss per share, basic and diluted	$(0.10)	$(0.15)	$(0.13)
Adjustment for stock-based compensation	0.04	0.03	0.09
Non-GAAP net loss per share, basic and diluted	$(0.06)	$(0.12)	$(0.04)
US GAAP gross margin percentage	60.1%	51.1%	56.1%
Adjustment for stock-based compensation included in cost of revenue	1.4%	1.6%	4.0%
Non-GAAP gross margin percentage	61.5%	52.7%	60.1%

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percentage of Revenue			Change in Revenue
	Q1 2022	Q1 2021	Q4 2021	Q1 2022 to Q1 2021	Q1 2022 to Q4 2021
COMPOSITION OF REVENUE
Revenue by product: (1)
New products	84%	48%	72%	221%	29%
Mature products	16%	52%	28%	(45)%	(38)%
Revenue by geography:
Asia Pacific	36%	34%	25%	98%	63%
North America	59%	56%	66%	93%	(1)%
Europe	5%	10%	9%	(25)%	(49)%

(1) New products include all products manufactured on 180 nanometer or smaller semiconductor processes, eFPGA IP license and professional engineering services related to eFPGA IP, QuickAI and SensiML AI software as a service (SaaS) revenue. Mature products include all products produced on semiconductor processes larger than 180 nanometer.